EXHIBIT 10.1

LOAN AGREEMENT

     LOAN AGREEMENT (“Agreement”) dated as of October 23, 2002 (the “Closing Date”) by and among Manchester Securities Corporation, a New York corporation (“Manchester”), Alexander Finance, L.P., an Illinois limited partnership (“Alexander” and together with Manchester, the “Lenders”) and ISCO International, Inc., a corporation organized and existing under the laws of Delaware and formerly known as Illinois Superconductor Corporation (the “Company”).

W I T N E S S E T H:

     Whereas, the Company desires to borrow from the Lenders, and the Lenders desire to advance to the Company, subject to the terms and provisions of this Agreement and further subject to their absolute discretion, from time to time during the period (the “Commitment Period”), from the date hereof until March 31, 2004 (the “Termination Date”), amounts up to the sum of their aggregate individual Commitments as set forth on Schedule A attached hereto;

     Whereas, the Lenders have agreed to advance one million dollars ($1,000,000) to the Company within twenty-four (24) hours following the execution of this Agreement pursuant to the terms set forth herein and in the Notes (as defined below).

     Whereas, the Company and the Lenders desire that the amounts borrowed hereunder (the “Loans”) be evidenced by secured grid notes, having the rights and privileges set forth in the notes in the form and substance of Exhibit A (the “Notes”) hereto and which will be: secured by all of the assets of the Company and its subsidiaries pursuant to a Security Agreement in the form and substance of Exhibit B hereto (the “Security Agreement”);

     Whereas, pursuant to Guaranties in favor of the Lenders dated the date hereof and each in the form and substance of Exhibit C hereto (together, the “Guaranties”), the Company’s subsidiaries, Spectral Solutions, Inc., a Colorado corporation and Illinois Superconductor Canada Corporation (the “Guarantors”) will guaranty the Company’s obligations under this Agreement, the Security Agreement and the Notes;

     Whereas, the Company and the Lenders desire that concurrently with each Advance (as defined below), a warrant to purchase shares (“Warrant Shares”) of the Company Common Stock par value $0.001 per share (“Common Stock”), in the form of Exhibit I attached hereto (each a “Warrant” and collectively, the “Warrants”), be issued; and

     Whereas, pursuant to the Registration Rights Agreement, dated as of the date hereof and in the form and such substance of Exhibit H hereto (the “Registration Rights

Agreement”), the Company shall register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the Warrant Shares.

     Now, Therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AMOUNT AND TERMS OF LOANS

     Section 1.1 The Advances; Commitment. Each Lender severally and further subject to such Lender’s sole and absolute discretion and not jointly with the other Lender, agrees, on the terms and conditions hereinafter set forth, to make advances (“Advances”) to the Company from time to time on any Business Day (as defined below) during the Commitment Period. Any such Advances by a Lender shall be in an aggregate amount outstanding not to exceed at any time such Lender’s Commitment; provided, however, that the aggregate amount available to be borrowed under the “Commitments” shall not exceed $4,000,000. Within the limits of each Lender’s Commitment in effect from time to time, and subject to both the Lenders’ discretion (as referred to above) and the terms and conditions set forth above, the Company may borrow under this Section 1.1. The Loans shall be evidenced by the Notes, which in turn are guaranteed by the Guaranties and secured pursuant to the Security Agreement.

               As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to close.

     Section 1.2 The Initial Loan. Lenders shall, within twenty-four (24) hours following the execution of this Agreement make a Loan to the Company in the aggregate amount of one million dollars ($1,000,000) (the “Initial Loan”), without any prior Borrowing Request (as defined below).

     Section 1.3 Making the Advances.

          (a) Each set of Advances made by the Lenders (a “Borrowing”), other than the Initial Loan, shall be made on notice (a “Borrowing Request”), given not later than 11:00 A.M. (New York City time) on the first or fifteenth day of the month, by the Company to the Lenders, which date shall be five (5) Business Days prior to the date of the proposed Borrowing. Each Borrowing Request shall be by telecopier and email, in substantially the form of Exhibit G hereto, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. The amount of such Borrowing shall be at least $250,000. In the event that no Default (as defined below) or Event of Default (as defined in the Notes) shall have occurred and be continuing and all conditions to a Borrowing (including those set forth in Article III) shall have been satisfied and each Lender, in its sole and absolute discretion, shall have deemed it advisable to make the requested Advance, then the Company shall be entitled to make Borrowings under the Financing Documents (as defined below).

          (b) Notwithstanding the foregoing, no Loan shall be made unless both Lenders shall have agreed to fund their respective Advances. If either Lender does not agree to make its Advance, then the other shall not make its Advance.

          (c) The aggregate indebtedness of the Company hereunder to each Lender shall be evidenced by a Note.

          (d) Concurrently with each Advance, the Company shall issue to each of the Lenders a Warrant. Each Warrant shall expire on the Termination Date, and shall be exercisable at an exercise price of $.20 per Warrant Share (the “Exercise Price”). The number of Warrant Shares underlying each Warrant shall be determined by dividing the principal amount of the Advance made by the Lender receiving the Warrant by the Exercise Price, rounding to the nearest whole number.

     Section 1.4 Repayment. On the Termination Date, the Company shall repay to the Lenders the outstanding principal amount of the Advances, together with all accrued interest (such interest accruing whether or not allowable under any applicable bankruptcy laws after a bankruptcy filing by the Company) and all other amounts due hereunder or under the other Financing Documents (as defined below). Upon any of the Company’s obligations hereunder or under the other Financing Documents becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such obligations.

     Section 1.5 Termination of the Commitments. On the Termination Date the Commitments of the Lenders shall be terminated in whole and the Loans shall be due and payable in their entirety.

     Section 1.6 Prepayments.

          (a) Optional. The Company may, upon 30 days’ prior written notice to the Lenders, which notice shall state the proposed date and aggregate principal amount of any proposed prepayment, prepay outstanding amounts under the Loans, provided that the minimum amount of such prepayment shall be $250,000 and if such notice is given the Company shall prepay on the proposed repayment date such proposed prepayment amount, together with accrued interest to the date of such prepayment on the principal amount prepaid.

          (b) Mandatory. (i) The Company shall, on the date of receipt of cash proceeds (net of reasonable legal expenses and taxes payable as a result of such transaction) from (X) the sale, lease, transfer or other disposition of any assets of the Company, any Guarantor, or any affiliate of the Company or Guarantor other than in the ordinary course of the Company’s or the Guarantor’s business, consistent with past practices, (Y) the incurrence or issuance by the Company, any Guarantor, or any affiliate of the Company or Guarantor of any debt to parties other than the Lenders, (Z) the sale or issuance by the Company, any Guarantor, or any affiliate of the Company or any

Guarantor of any capital stock or any warrants, rights or options to acquire capital stock, or any other securities other than upon the exercise of outstanding options and warrants or the issuance of options pursuant to the Company’s stock option plan, provided that the number of shares of Common Stock issuable thereunder does not exceed 5% of the outstanding shares of Common Stock, (AA) the receipt by the Company, any Guarantor or any affiliate of the Company or any Guarantor, of any judgment, award or settlement, or (BB) a merger or share exchange pursuant to which 50% of the Company’s voting power is transferred, prepay an aggregate amount of the Loans equal to the lesser of (a) the amount of outstanding Loans and (b) the amount of such net cash proceeds.

          (c) Application of Prepayments. Any payments or prepayments by the Company or any Guarantor permitted or required hereunder shall be applied to each Lender, pro rata in relation to the total amount then outstanding under the Financing Documents, in the following order: first, to the payment of any fees, costs, expenses, or charges of the Lenders arising under the Financing Documents, second, to the payment of interest accrued on the outstanding Advances; and third, to the payment of the principal amount of the outstanding Advances. Any prepayments, whether optional or mandatory, shall permanently reduce the Lenders’ Commitments, pro rata, to the extent of such prepayments.

     Section 1.7 Interest. Interest shall accrue on the Advances as set forth in the Notes.

     Section 1.8 Payments and Computations.

          (a) The Company shall make each payment hereunder and under the Notes not later than 3 P.M. (New York City time) on the day when due, in U.S. dollars, to the Lenders at accounts designated by the Lenders to the Company.

          (b) All computations of interest, fees, and charges shall be made by the Lenders on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees, or charges are payable. Each determination by the Lenders of an interest rate, fee, or charge hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest or fees, as the case may be.

     Section 1.9 Financing Documents. Concurrently with the execution and delivery of this Agreement and the Notes, the Company is delivering to the Lenders the following additional documents, each dated as of the date hereof, the execution and delivery of which are a condition to the Lenders’ Commitments set forth in Section 1.1(a) above:

(i) the Guaranties;

(ii) the Registration Rights Agreement;

(iii) the Security Agreement;

(iv) UCC financing statements, naming Lenders as the secured parties and the Company as the debtor, substantially in the form and substance of Exhibit D hereto (the “UCC Financing Statements”);

(v) Patent and Trademark financing statements naming the Lenders as secured parties and the Company as the debtor, substantially in the form and substance of Exhibit E hereto (the “Patent and Trademark Financing Statements”);

(vi) Legal Opinion of outside counsel to the Company, in the form of Exhibit F hereto.

(vii) Secretary’s Certificate and Incumbency Certificate; and

(viii) UCC Lien Searches

     Section 1.10 This Agreement, the Registration Rights Agreement, the Security Agreement, the Notes, the Warrants, the UCC Financing Statements and the Patent and Trademark Financing Statements are collectively referred to herein as the “Financing Documents.”

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

     Section 2.1 Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to the Lenders as of the date hereof:

          (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than the Guarantors. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of any of the Financing Documents in any material respect, (y) have a material adverse effect on the results of operations, assets, or financial condition of the Company or (z) adversely impair in any material respect the Company’s ability to perform fully on a timely basis its obligations under the Financing Documents (a “Material Adverse Effect”).

          (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Financing Documents, and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Financing Documents by the Company and the consummation by it of the transactions contemplated thereby, including, the issuance of the Warrants and Warrant Shares upon exercise of the Warrants, have been duly authorized by all requisite corporate action on the part of the Company. Each of the Financing Documents (other than the Warrants) has been duly executed and delivered by the Company and constitutes, or in the case of the Warrants, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized, issued and outstanding capital stock of the Company is set forth in Schedule 2.1(c). No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the Common Stock entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of any of the Financing Documents. Except as disclosed in Schedule 2.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the issuance of the Warrants hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

          (d) Issuance of Warrant Shares. The Warrant Shares are duly authorized and reserved for issuance and, upon such exercise in accordance with the Warrants such Warrant Shares, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and subject to the filing and acceptance of an Additional Listing Application on the American Stock Exchange entitled to be traded on the American Stock Exchange (or if applicable, upon filing of a corresponding form with the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, collectively with the American Stock Exchange, the “Approved Markets”).

          (e) No Conflicts. The execution, delivery and performance of the Financing Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, the issuance of the Warrants and of the Warrant Shares, do not and will not (i) conflict with or violate any provision of its Certificate of Incorporation or By-laws or (ii) conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations), or by which any material property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

          (f) Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Financing Documents other than: (i) the filing of the UCC and Patent and Trademark Financing Statements; (ii) any filings which may be required to be made by the Company with the Securities and Exchange Commission, or state securities administrators subsequent to the date hereof, and (iii) in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, would not materially impair or delay the ability of the Company to effect the transactions contemplated by this Agreement free and clear of all liens and encumbrances of any nature whatsoever or would not otherwise have a Material Adverse Effect (the approvals referred to in clauses (i) and (ii) are hereinafter referred to as the “Required Approvals”). The Company has no reason to believe that it will be unable to obtain the Required Approvals.

          (g) Private Offering. Assuming (without any independent investigation or verification by or on behalf of the Company) the accuracy of the representations and warranties of Lenders set forth herein, the offer and sale of the Notes are, and the offer and sale of the Warrants and Warrant Shares will be, exempt from registration under Section 5 of the Securities Act of 1933, as amended (the Securities Act). Neither the Company nor any person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Notes, Warrants or Warrant Shares to the registration requirements of Section 5 of the Securities Act.

          (h) SEC Documents. The Company has filed all reports or other filings required to be filed by it under Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (the foregoing materials being collectively referred to herein as the SEC Documents), on a timely basis. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and

Exchange Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since the date of the financial statements included in the Company’s last filed Annual Report on Form 10-K and except as disclosed on Schedule 2.1(h), there has been no event, occurrence or development that has had a Material Adverse Effect which is not specifically disclosed in any of the SEC Documents.

          (i) Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by the Company or the Lenders relating to the Financing Documents or the transactions contemplated thereby.

          (j) Compliance with Obligations to the Lenders. The Company is in compliance with all of its obligations to the Lenders, including without limitation, pursuant to prior agreements.

     Section 2.2 Representations and Warranties of Lenders. Each Lender severally hereby makes the following representations and warranties to the Company as to itself only as of the date hereof:

          (a) Organization; Authority. The Lender is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite legal power and authority to enter into and to consummate the transactions contemplated hereby, by the Security Agreement, the Warrants and by the Notes and otherwise to carry out its obligations hereunder and thereunder. The purchase by the Lender of its Notes, Warrants and Warrant Shares and the Commitments, if any, under the Loan Agreement and the making of Loans from time to time hereunder at such Lender’s discretion, has been duly authorized by all necessary action on the part of the Lender. This Agreement has been duly executed and delivered by the Lender and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

          (b) Investment Intent. Each Lender is acquiring its Notes, Warrants and Warrant Shares for its own account and without a present intention to distribute or resell it in violation of applicable securities laws. No Lender will offer, sell, transfer, assign, pledge or hypothecate any portion of the Notes, Warrant or Warrant Shares in the absence of a registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

          (c) Experience. The Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its Notes, Warrants and Warrant Shares and has so evaluated the merits and risks of such investment.

          (d) Ability of Lender to Bear Risk of Investment; Accredited Investor. The Lender is able to bear the economic risk of an investment in its Notes, Warrants and Warrant Shares at the present time, is able to afford a complete loss of such investment. The Lender is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

          (e) Access to Information. The Lender acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of its Notes and Warrants and the merits and risks of investing in its Notes and Warrants; (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

ARTICLE 3

CONDITIONS TO ADVANCES

     Any making of any Advance by each Lender is subject to the satisfaction at or before the date of such Advance of each of the conditions set forth below. These conditions are for the benefit of each Lender and may be waived by such Lender at any time at its discretion.

          (a) Discretion of Lender. The Lender shall have determined, in its sole and absolute discretion that the making of such Advance is desirable;

          (b) Absence of Default or Event of Default. There shall be no Event of Default (as defined in the Notes) or any event which, with the passage of time and/or the giving of notice, would constitute an Event of Default (“Default”);

          (c) Accuracy of the Company’s Representations Warranties. The representations and warranties of the Company under this Agreement shall be true and correct in all material respects as of the date of this Agreement, as of the date on which the Borrowing Request with respect to such Borrowing was delivered by the Company to the Lenders, and as of the date of such Borrowing as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date); provided, that any representations and warranties which are limited by their terms to materiality shall have been or shall be (as applicable) true and correct in all respects.

          (d) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the delivery of the Borrowing Request and at or prior to the Borrowing.

          (e) Legality and Possibility. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Financing Documents.

          (f) Security. No changes to the type, validity and sufficiency of the Lender’s collateral security shall have occurred, in the good faith judgment of the Lender, to cause the value of such collateral to be impaired.

          (g) Warrants. The Warrants referenced in Section 1.3(d) above shall have been issued to Lenders.

          (h) Miscellaneous. The Company shall have delivered to the Lenders such other documents relating to the transactions contemplated by this Agreement and the other Financing Documents as the Lenders may reasonably request.

ARTICLE 4

COVENANTS

     Section 4.1 Stock Legends. Each Lender agrees to the imprinting, so long as is required by this Section 4.1, of the following legend on its Warrants and Warrant Shares:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

     The Warrant Shares shall not contain the legend set forth above if the issuance thereof occurs at any time while the registration statement (“Registration Statement”) filed pursuant to the Registration Rights Agreement is effective under the Securities Act or in the event that the Warrant Shares may be sold pursuant to Rule 144(k) under the Securities Act. The Company agrees that it will provide each Lender, upon request, with a certificate or certificates representing Warrant Shares free from such legend at such time as such legend is no longer required hereunder. Each Lender agrees that, in connection with any transfer of Warrant Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with the prospectus delivery requirements of the Securities Act provided copies of a current prospectus relating to such effective registration statement are or have been supplied to such Lender.

     Section 4.2 Affirmative Covenants. The Company covenants that from the date hereof and for so long as any portion of the Loans or other obligation under the Financing Documents shall remain outstanding, it will observe or perform each of the following unless such observance or performance is expressly waived by the Lenders in writing:

          (a) Corporate Existence. It will maintain its corporate existence in good standing and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary.

          (b) Continuation of Business. Except as set forth on Schedule 4.1(b), it will continue to conduct its business, in all material aspects, as conducted on the day hereof in compliance in all material respects with all applicable rules and regulations of applicable governmental authorities.

     Section 4.3 Dividends; Stock Repurchases. So long as any Notes remain outstanding, the Company will not declare any dividends on any shares of any class of its capital stock (other than dividends consisting solely of Common Stock or rights to purchase Common Stock of the Company), or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of its capital stock.

     Section 4.4 Incurrence of Debt; Liens; Transfer of Assets to Subsidiaries. For so long as any Commitments or portion of the Loans (or any other obligation under the Financing Documents) remain outstanding, neither the Company nor any subsidiary of the Company shall:

          (a) Directly or indirectly create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any indebtedness of any kind, other than (i) indebtedness under the Notes; (ii) other indebtedness to the Lenders which indebtedness is expressly subordinated in writing to the indebtedness under the Financing Documents; or (iii) indebtedness to trade creditors in the ordinary course of business consistent with past practice.

          (b) Directly or indirectly create, incur, assume or permit to exist any lien, pledge, charge or encumbrance on or with respect to any of its property or assets (including any document or instrument in respect of goods or accounts receivable) whether now owned or held or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

          (c) Directly or indirectly transfer any of its assets to any subsidiary of the Company.

As used herein, "Permitted Liens” means (i) liens granted under the Security Agreement; (ii) liens imposed by mandatory provisions of law such as materialmen’s, mechanic’s or warehousemen’s; (iii) liens for taxes, assessments and governmental charges or levies imposed upon the Company or any subsidiaries or their income, profits or property, if the same are not yet due and payable or if the same are contested in good faith and as to which adequate reserves have been provided; (iv) pledges or deposits made to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs or to secure the performance of letters of credits, bids, tenders, public or statutory obligations, surety, performance bonds and other similar obligations; (v) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such do not impair the use of such property for the uses intended and none of which is violated by existing or proposed structures or land use and (vi) the liens and encumbrances disclosed on Schedule A of the Security Agreement.

     Section 4.5 Amex Rule. Notwithstanding any other provision of this Agreement, the Notes, the Warrants and the Registration Rights Agreement, the Lenders shall, in the aggregate, be entitled to exercise for Warrant Shares resulting in a total of no more than 29,574,000 shares of Common Stock (19.99% of the Common Stock issued and outstanding on the date hereof, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Stock) (the “20% Cap”). Once a Lender has received its total pro rata share of Warrant Shares, it may request that the Company redeem its remaining Warrants at the applicable Premium Redemption Price as defined in the Registration Rights Agreement. The restrictions and redemption obligations set forth in this Section 4.5 shall cease to apply if (a) the Company obtains written shareholder approval to issue Warrant Shares in excess of the 20% Cap pursuant to Amex Rule 713 or (b) the Company provides the Lenders with irrevocable written notice, based upon the advice of its counsel, that any such issuance of Common Shares is not subject to the 20% Cap pursuant to Amex Rule. If the number of Warrant Shares exceeds 75% of the 20% Cap, the Company will use its best efforts promptly to obtain either the shareholder approval or the irrevocable notice described in the preceding sentence and to provide the Lenders with a copy of same. Without limiting the foregoing, the Company shall solicit the aforementioned shareholder approval at the next shareholders meeting (for whatever purpose it may be called) which, if requested by holders of 75% of the Commitments, shall not be later than 75 days after the occurrence of the number of Warrant Shares exceeding 75% of the 20% Cap.

ARTICLE 5

MISCELLANEOUS

     Section 5.1 Fees and Expenses. The Company shall pay, concurrently with the execution and delivery of this Agreement, the reasonable fees and expenses of legal counsel for the Lenders incident to the negotiation, preparation, execution, delivery and performance of the Financing Documents incurred to date and, thereafter, upon request of a Lender, the Company, shall pay any additional fees and expenses incurred by the Lenders and incident to the filing, negotiation, preparation, performance or amendment of the Financing Documents.

     Section 5.2 Entire Agreement. This Agreement, together with the Notes, the Security Agreement, the Guaranties and the other Financing Documents, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

     Section 5.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) when sent by facsimile, upon receipt if received on a business day prior to 5:00 p.m. (Central Time), or the first business day following such receipt if received on a business day after 5:00 p.m. (Central Time); or (iii) upon receipt, when deposited with a nationally recognized overnight express courier service, fully prepaid, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	ISCO International, Inc. 451 Kingston Court Mt. Prospect, Illinois 60056 Attn: Frank Cesario Fax: (847) 391-5015
With copies to:
Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, Pennsylvania 19312 Attn: Michael P. Gallagher Fax: (610) 640-7835

If to Manchester:	712 Fifth Avenue, 36th Floor New York, New York 10019 Attn: Dan Gropper Fax: (212) 974-2092
With copies to:
Kleinberg, Kaplan, Wolff & Cohen, P.C. 551 Fifth Avenue New York, NY 10176 Attn: Lawrence D. Hui Fax: (212) 986-8866

If to Alexander:	Alexander Finance, LP 1560 Sherman Avenue, Suite 900 Evanston, Illinois 60201 Attn: Bradford T. Whitmore Fax: (847) 733-0339
With copies to:
Sachnoff & Weaver 30 S. Wacker Drive Chicago, Illinois 60606 Attn: Evelyn C. Arkebauer, Esq. Fax: (312) 207-6400

or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such person.

     Section 5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and by Lenders holding at least 75% of the Commitments; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     Section 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any Lender may assign this Agreement or any rights or obligations hereunder (other than an assignment from a Lender to an affiliate of such Lender) without the prior written consent of the other. Any transfer made in violation of this provision shall be null and void. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

     Section 5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     Section 5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

     Section 5.9 Survival. The agreements, representations and warranties and covenants contained in this Agreement shall survive the delivery of the Notes pursuant to this Agreement and any Advances made thereunder.

     Section 5.10 Counterpart and Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

     Section 5.11 Publicity. The Company and the Lenders shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither the Company nor any Lender shall issue any such press release or otherwise make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement.

     Section 5.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

     Section 5.13 Payment of Expenses. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by any Lender in successfully enforcing any Financing Document, including without limitation in enforcing Section 5.14 below.

     Section 5.14 Indemnification. The Company hereby agrees to indemnify, defend and hold harmless each Lender and its respective partners, shareholders, officers, affiliates, employees or agents (“Indemnified Parties”), from and against any and all losses, claims, damages, liabilities and costs, including reasonable legal fees (collectively “Losses”) (i) incurred as a result of the breach by the Company or any subsidiary of any representation, covenant or other provision in any Financing Document; (ii) incurred as a result of entering into this Agreement; (iii) incurred in enforcing this Section 5.14 or (iv) incurred involving a third-party claim and arising out of the acquisition, holding and/or enforcement by such Lender of any of the Financing Documents.

     Section 5.15 Like Treatment of Lenders. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of the Notes, or any Advance thereunder or otherwise, to any holder of Notes, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Financing Documents, unless such consideration is required to be paid to all holders of Notes bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Notes for redemption or exchange. The Company shall not, directly or indirectly, redeem to prepay any Advances unless such offer of redemption is made pro rata to all holders on identical terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

ISCO INTERNATIONAL, INC.

By:	/s/ Amr Abdelmonem

	Name:	Amr Abdelmonem, Ph.D.
	Title:	Chief Executive Officer

MANCHESTER SECURITIES CORPORATION

By:	/s/ Elliott Greenberg

	Name:	Elliot Greenberg
	Title:	Vice President

ALEXANDER FINANCE, L.P.

By:	/s/ Bradford T. Whitmore

	Name:	Bradford T. Whitmore
	Title:	President, Bun Partners, Inc.

SCHEDULES

Schedule A	Schedule of Lenders

Company Schedules

EXHIBITS

Exhibit A	Secured Grid Note

Exhibit B	Security Agreement

Exhibit C	Guaranties

Exhibit D	UCC Financing Statements

Exhibit E	Patent and Trademark Financing Filings

Exhibit F	Legal opinion of counsel to the Company

Exhibit G	Form of Notice of Borrowing

Exhibit H	Registration Rights Agreement

SCHEDULE A

Lender	Commitment

Manchester Securities Corporation	$2,247,600
Alexander Finance, L.P.	$1,752,400
Total	$4,000,000